BANKWELL FINANCIAL GROUP REPORTS HIRING OF CHIEF STRATEGIC OFFICER

New Canaan, CT – January 20, 2015 – Bankwell Financial Group, Inc. (NASDAQ: BWFG) has announced that Christopher Gruseke has joined the Company and its Bank subsidiary as Chief Strategic Officer. He was a founding investor and Director of Bankwell Financial Group's predecessors, BNC Financial Group, Inc., and The Bank of New Canaan.

Mr. Gruseke brings 30 years of capital markets, operations, sales and finance experience to his role at the Company. Most recently, he was a member of the Executive Committee at CRT Capital, a Stamford, Connecticut-based broker/dealer. He previously served as Co-Chief Operating Officer and a Member of the Board of Directors of Greenwich Capital Markets.

In his capacity as Chief Strategic Officer, Mr. Gruseke will report to the Company's present Executive Chairman, Blake S. Drexler, and work with the Management Team to grow the Company profitably in accordance with its strategic plan.

Mr. Drexler stated, "We are very pleased to have attracted such an experienced professional from the financial industry, and one who already knows our Company and our market area well. Chris brings extensive knowledge, experience and focus that align with the vision we have as shareholders and Directors of the Company. Chris is a candidate for the open position of Chief Executive Officer, and we look forward to working with him as a member of the Management Team."

Mr. Gruseke is a longtime resident of New Canaan, Connecticut, where he resides with his wife and three children. He is actively involved in the community, including St. Mark's Episcopal Church, and has trained as a Chaplain in the Greenwich Hospital system.  He earned a B.A. at Williams College and an M.S. from the Stern School of Business at New York University.

About Bankwell Financial Group
Bankwell is a commercial bank that serves the banking and lending needs of residents and businesses throughout Fairfield and New Haven Counties, CT.  For more information about this press release, interested parties can contact Blake S. Drexler, Executive Chairman or Ernest J. Verrico, CFO of Bankwell Financial Group at (203) 972-3838.  More information can be found at www.mybankwell.com.

This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.